UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2017

LITHIUM EXPLORATION GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54881	06-1781911
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3800 N Central Avenue, Suite 820, Phoenix, AZ	85012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 641-4790

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

ITEM 3.02 Unregistered Sales of Equity Securities.

ITEM 8.01 Other Items

Settlement with Union Capital LLC

On January 31, 2017, Union Capital LLC filed a complaint against our company in the United States District Court, Southern District of New York. The complaint was disclosed in our Quarterly Report on Form 10-Q filed with the SEC on February 22, 2017. The complaint related to the Securities Purchase Agreement between Union and our Company dated March 5, 2014. Pursuant to that agreement, we issued to Union Capital a $50,0000 convertible promissory note and a share purchase warrant exercisable to purchase of 941,619 shares of our common stock at a price of $0.531 per share ($49,999.96 in the aggregate), subject to adjustment.

The complaints alleged, among other facts, that:

  On January 5, 2017, Union sent our company a Notice of Exercise to exercise 24,642,857 warrants pursuant to a “cashless exercise” at an adjusted price of .0005;
  in violation of the terms of the warrant, we failed to deliver the shares as set forth in the Notice of Exercise;
  we breached the Securities Purchase Agreement and the Warrant by: (i) failing to honor Union’s notice of exercise, (ii) failing to set aside shares sufficient to allow for exercise of the shares under the terms of the Warrant, and (iii) and failing to notify Union of certain adjustment to the price of the warrant.

Accordingly, Union sought the following relief:

  that the Court enter an order requiring our Company to specifically perform the relevant agreements, including the Warrant, and to deliver immediately to Union 24,642,857 shares of our common stock pursuant to pursuant to the Notice of Exercise;
  that our Company establish and increase our share reserve, along with the necessary resolutions and acceptance of the legal opinions furnished by Union, sufficient to enable Union to sell the shares publicly without restriction;
  an award of damages in an amount to be determined at trial but in any event in excess of $276,000.00; and
  an award against our Company for costs and expenses incurred in the prosecution of this lawsuit, including reasonable legal fees.

On April 6, 2017 we achieved a mutual release and settlement with Union Capital LLC regarding the January 31, 2017 complaint. Pursuant to the settlement, on April 6, 2017, we issued to Union Capital 90,000,000 common shares of our capital stock. We completed the share issuance in reliance on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. As a result, on April 13, 2017, a Notice of Voluntary Dismissal was filed with the District Court to end the proceedings against our company.

Complaint against Petro Chase, Inc. et al.

On March 22, 2016, our wholly-owned subsidiary, Black Box Energy, Inc. (“BBE”), filed a complaint in the Superior Court of the State of Arizona (Maricopa County) against Petro Chase, Inc., Warren County PC#1, LLC, Stephen R. Moore and Sheree Moore, as well as certain unidentified, predecessor and success corporations, parent corporations or subsidiaries of the defendants (collectively the “Defendants”).

Background

In 2016 the Defendant Stephen R. Moore, on behalf of PetroChase, solicited investment from LEXG to subscribe to a 50% (of 70%) Working Interest in the McKean County Project wells. On September 9, 2016, BBE entered into the Letter Agreement with PetroChase to acquire a 50% (of 70%) working interest in the wells, in addition access to the wells for the purposes of the developing our mechanical ultrasound technology for use in water purification. BBE paid $250,000 to PetroChase in consideration of the rights granted, which funds were to be used for costs associated with development of the wells. Drilling of the Wells was to be commenced within a reasonable time and was to continue until all of the wells were completed. To date, drilling of the wells has not been completed.

Allegations

The allegations made in our complaint include, but are not limited to, the following:

  The Defendants misrepresented the financial condition of PetroChase, and that the $250,000 would be sufficient to complete the wells.

  The Defendants knew at all relevant times that they would not be able to perform under the Letter Agreement, and misrepresented their ability to perform.

  The Defendants misrepresented and mislead BBE regarding their rights to drill the wells on the subject property.

  On January 24, 2017, BBE sent a Dispute Notice to Moore and PetroChase and demanded the return of the $250,000 investment, which funds have not been returned.

  On February 7, 2017 BBE served Moore and PetroChase a demand for arbitration. The Defendants have failed to respond to the demand for arbitration.

  The defendants, either directly, or acting in concert with each other, committed breach of contract, constructive fraud, and patterns of unlawful activity, in soliciting, and absconding with, the $250,000 investment from BBE.

The complaint seeks a return of the $250,000 for breach of the Letter Agreement, treble damages ($750,000 in the aggregate), plus attorney’s fees, costs, and punitive damages.

The litigation is in the early stages.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIUM EXPLORATION GROUP, INC.

/s/AlexanderWalsh
Alexander Walsh
President and Director

Date: April 14, 2017